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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


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                                                                      Years ended December 31,
                                                   -----------------------------------------------------------
                                                   1999         2000          2001         2002          2003
                                                   ----         ----          ----         ----          ----
Pretax income from continuing operations
before adjustment for minority interests in
consolidated subsidiaries or income
or loss from equity investees                      38,270       54,224       (4,116)       42,972       66,125

Add:
Fixed Charges:
     Interest on rent expense                      15,583       16,596       21,900        22,800       24,030
     Interest expense                              12,479       15,100       15,519        15,735       16,814
     Preference security dividend                     201          188       (1,575)        3,431        5,584
                                                   ------       ------       ------        ------       ------
Total Fixed Charges                                28,263       31,884       35,844        41,966       46,428
Distributed income of equity investees                645          599        1,236           589          543
Less:
Preference security dividend                          201          188       (1,575)        3,431        5,584
                                                   ------       ------       ------        ------       ------
Total Adjustments                                  28,707       32,295       38,655        39,124       41,387
                                                   ------       ------       ------        ------       ------
TOTAL EARNINGS                                     66,977       86,519       34,539        82,096      107,512
FIXED CHARGES                                      28,263       31,884       35,844        41,966       46,428
RATIO OF EARNINGS TO FIXED CHARGES                   2.37         2.71            *          1.96         2.32


* For the year ended December 31, 2001, there was a deficiency of earnings to fix charges of             1,305
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